Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES TENDER OFFERS AND CONSENT SOLICITATIONS FOR ALL OUTSTANDING NOTES

FRISCO, TEXAS, July 13, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it is commencing a tender offer (the "Tender Offer") with respect to any and all of its outstanding Senior Secured Toggle Notes due 2020 (the "Toggle Notes"), 7 3/4% Convertible Secured PIK Notes due 2019 (the "2019 Convertible Notes"), 9 1/2% Convertible Secured PIK Notes due 2020 (the "2020 Convertible Notes", and together with the 2019 Convertible Notes, the "Convertible Notes"), 10% Senior Secured Notes due 2020 (the "10% 2020 Notes"), 7 3⁄4% Senior Notes due 2019 (the "2019 Senior Notes") and 9 1⁄2% Senior Notes due 2020 (the "2020 Senior Notes", and together with the Toggle Notes, the Convertible Notes, the 10% 2020 Notes and the 2019 Senior Notes, the "Notes").

The total consideration to be received by holders whose Notes are validly tendered, not validly withdrawn and accepted for purchase is set forth below:

CUSIP Nos.	Outstanding Principal Amount	Title of Security	Tender Offer Consideration Per $1,000 Principal Amount (1)(2)	Early Participation Premium Per $1,000 Principal Amount	Total Consideration Per $1,000 Principal Amount(1)(2)	Last Interest Payment Date (2)
205768 AP9	$697,195,000	Senior Secured Toggle Notes due 2020	$1,000	$50	$1,050	March 15, 2018
205768 AM6	$295,464,697	7 3/4% Convertible Secured PIK Notes due 2019	$1,000	__	$1,000	April 1, 2018
205768 AN4	$195,947,491	9 1/2% Convertible Secured PIK Notes due 2020	$1,000	__	$1,000	June 15, 2018
205768 AK0 and U2038J AC1	$2,805,000	10% Senior Secured Notes due 2020	$1,000	$50	$1,050	March 15, 2018
205768 AH7	$17,959,000	7 3⁄4% Senior Notes due 2019	$1,000	__	$1,000	April 1, 2018
205768 AJ3	$4,860,000	9 1⁄2% Senior Notes due 2020	$1,000	__	$1,000	June 15, 2018

(1) No separate consent payment or fee is being paid to holders of Notes in the Consent Solicitation (as defined below).

(2) In addition to the applicable Tender Offer Consideration or Total Consideration, as applicable, holders of Notes will receive an amount in cash equal to accrued and unpaid interest from the last interest payment date on their Notes up to, but excluding, the Settlement Date (as defined below).

In conjunction with the Tender Offer, the Company is soliciting consents ("Consents") from holders of the Notes to certain proposed amendments (the "Proposed Amendments") to the respective indentures (collectively, the "Indentures") governing the Notes (the "Consent Solicitation"). The Proposed Amendments to the respective indentures that govern the Toggle Notes and Convertible Notes would amend the respective redemption provisions, release the liens on the collateral securing the Toggle Notes and the Convertible Notes (the "Collateral Release") and eliminate most of the covenants and certain of the default provisions applicable to such Notes.  The Proposed Amendments to the respective indentures that govern the 10% 2020 Notes, the 2019 Senior Notes and the 2020 Senior Notes would amend the respective redemption provisions.

Adoption of the Proposed Amendments (other than the Collateral Release) requires the consent of the holders of at least a majority of the outstanding principal amount of each series of Notes (excluding any Notes held by affiliates). Adoption of the Proposed Amendments with respect to the Collateral Release requires the consent of the holders of at least two-thirds of the outstanding principal amount of each applicable series of Notes (excluding any Notes held by affiliates).

Each holder who validly tenders and does not validly withdraw its Notes and validly delivers and does not validly revoke its corresponding Consents prior to 11:59 p.m., New York City time, on August 10, 2018 (as may be extended or earlier terminated, the "Expiration Date") will receive, if such Notes are accepted for purchase pursuant to the Tender Offer, the tender offer consideration per $1,000 principal amount as described in the above table. Holders must validly tender their Toggle Notes or 10% 2020 Notes prior to 5:00 p.m., New York City Time, on July 27, 2018 (as may be extended or earlier terminated, the "Early Participation Time") to also be eligible to receive the applicable early participation premium, as described in the table above, in addition to the tender offer consideration. In addition, holders will receive an amount in cash equal to accrued and unpaid interest from the last interest payment date on their Notes up to, but excluding, the Settlement Date for all of their Notes validly tendered, not validly withdrawn and accepted for purchase.

Withdrawal rights with respect to the Tender Offers for the Convertible Notes will expire at 11:59 p.m., New York City time, on August 10, 2018.  Withdrawal rights with respect to the Tender Offer for the Toggle Notes, the 10% 2020 Notes, the 2019 Senior Notes and the 2020 Senior Notes will expire at 5:00 p.m., New York City Time, on July 27, 2018.  The settlement date with respect to the Tender Offer (the "Settlement Date") is expected to occur promptly after the Expiration Date once the remaining conditions to the Tender Offer have been satisfied or waived.

The completion of the Tender Offer and the related Consent Solicitation is conditioned upon the satisfaction or waiver by the Company of the closing of each of the following transactions: (i) the closing of the contribution of certain oil and gas assets by Arkoma Drilling, L.P. and Williston Drilling, L.P., entities owned by Jerry Jones and his family, to Comstock pursuant to the Contribution Agreement entered into on May 9, 2018 (the "Contribution Agreement") between Comstock and such entities; (ii) the Company’s entry into a new senior secured revolving credit facility; and (iii) the Company’s issuance of approximately $850 million in aggregate principal amount of new senior unsecured notes.

The Company also announced today that it has amended the indentures governing the Convertible Notes such that the 15 consecutive trading day VWAP requirement under the mandatory conversion provision contained in each such indenture will not commence prior to the earlier of (i) October 12, 2018 or (ii) the termination of the Contribution Agreement.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The complete terms and conditions of the Tender Offer and the related Consent Solicitation are set forth in each of the Offer to Purchase and Consent Solicitation Statement, dated July 13, 2018, and the related Consent and Letter of Transmittal (the "Tender Offer Documents") that are being sent to holders of the Notes. The Tender Offer and the related Consent Solicitation are being made only through, and subject to the terms and conditions set forth in, the applicable Tender Offer Documents and related materials.

Comstock has retained BofA Merrill Lynch to act as Dealer Manager and Solicitation Agent for the Tender Offer and Consent Solicitation. D.F. King & Co., Inc. has been retained to serve as the Depositary and Information Agent for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and the related consent solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or at (980) 388-4813 (collect). Requests for the Tender Offer Documents may be directed to D.F. King & Co., by phone at (866) 521-4192 (toll-free) or (212) 269-5550 (collect) or by email at crk@dfking.com.

None of Comstock, its board of directors, the trustee and the collateral agent for the Notes, the Depositary and Information Agent, the Dealer Managers and the Solicitation Agents or any of their respective affiliates makes any recommendation as to whether holders should tender, or refrain from tendering, all or any portion of the principal amount of their Notes pursuant to the Tender Offer.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.